CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated as of February 25 2011 (the "Effective Date") by and between Skinny Nutritional Corp. (hereafter the "Company") and Jon Bakhshi (the "Consultant").

WITNESSETH:

WHEREAS, the Company requires business and marketing consulting services and the Consultant desires to provides such advisory services to the Company; and

WHEREAS, the Company wishes to utilize the services of Consultant upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the Company and the Consultant agree as follows:

Section 1. Retention and Scope of Engagement

(a) Term: The Company hereby retains the Consultant to perform the services set forth herein during the period commencing on the Effective Date, and ending on February 25, 2012 [one year thereafter] (the "Initial Term"), unless sooner terminated by the Company or Consultant in accordance with the terms set forth below. This Agreement shall not renew for any additional period of time unless such a renewal is agreed to in writing by both the Company and the Consultant (the Initial Term and any renewals thereof shall collectively hereafter be referred to as the "Term"). The Consultant hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability. Consultant agrees and acknowledges that its engagement hereunder is on a non-exclusive basis.

(b) Consulting Services:

(i) The Consultant covenants and agrees to provide consultative advice to the Company on an as-requested basis concerning the function of the Company's product marketing and distribution operations and general business and financial consulting services, as may be requested by the Company (the "Services").

(ii) Consultant represents and warrants to the Company that: (x) Consultant is not a registered representative with any broker-dealer, is not employed by or associated with any broker-dealer, is not engaged in the business of effecting transactions in securities for theirs or his own account, and is not an investment advisor either generally or with respect to the specific individuals and (y) that Consultant will take no action in performing the Services hereunder if such action would require it to be registered as a broker-dealer with the U.S. Securities and Exchange Commission or under the laws of any state of the U.S.

(iii) Consultant shall use his best efforts and shall devote such time and effort to the performance of his duties hereunder as is reasonably necessary for such performance. Consultant has no authority to bind the Company to any obligation or agreement. Consultant expressly agrees that he shall at all times advise all third parties contacted in furtherance of this Agreement that he is an independent contractor with no authority to bind the Company. Consultant shall coordinate his activities with the Company and report to the Chief Executive Officer of the Company and all activities of Consultant

shall require the prior written consent of the Chief Executive Officer, which may be transmitted by texts and emails.

(c) In addition, Consultant may provide assistance to the Company in the strategic initiatives outlined below for which Consultant shall be entitled to additional compensation. Upon completion of a strategic initiative, Consultant shall receive Five Million (5,000,000) Shares, as defined Section 2(a). The strategic initiatives outlined below shall not be exclusive in that the Consultant may receive additional stock awards for initiating and successfully completing a single strategic initiative more than once. To receive compensation under this sub-section (c), Consultant shall first obtain the Company's written approval for the strategic initiative. Though the Company is not required to accept any strategic initiative advanced by Consultant, the Company's decision to reject an initiative shall be based only on commercially sound grounds, such as the proposed initiative conflicting with existing strategic direction, alliances or contractual obligations. The strategic initiatives are:

1. The Consultant acquires an international trademark and licensing agreement for the Company;
2. The Consultant procures a celebrity endorsement that is within the Company's financial capacity to retain;
3. The Consultant promotes the Company as the "presenting title sponsor" at no less than 25 events;
4. The Consultant has a restaurant chain or a hotel chain purchase the Company's products;
5. The Consultant introduces the Company to a regionally known company that leads to a strategic alliance; and
6. Any other marketing or promotional endeavors or an introduction to a strategic alliance or partnership orchestrated by the Consultant.

Under this sub-section (c), Consultant shall be limited to a maximum compensation of Twenty Million (20,000,000) restricted shares of the Company's common stock. Any strategic initiatives proposed by Consultant and rejected by the Company shall remain the intellectual property of the Consultant and may not be used or exploited by the Company for a period of twenty-four (24) months following the expiration or earlier termination of this Agreement.

Section 2. Compensation

(a) Consulting Fee. As compensation for the Services described in paragraph 1(b) above, and provided this Agreement has not been terminated, the Company agrees to pay Consultant a consulting fee of 10,000,000 restricted shares of the Company's common stock (the "Shares") (the "Consulting Fee") as follows: (i) 2,500,000 Shares on the date of execution of this Agreement, and (ii) ~~618,818~~ 681,818 Shares each month thereafter, unless sooner terminated.

(b) Investment Representations. Consultant understands that the Shares issuable pursuant to Section 2(a) of this Agreement are restricted securities under the Securities Act of 1933, as amended, and shall bear a legend and be subject to such restrictions on their transfer as are set forth in the Securities Act of 1933, as amended and the rules promulgated thereunder by the Securities and Exchange Commission. Consultant represents and warrants to the Company that (i) it is acquiring the Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof; (ii) it is an "accredited investor" as defined in Rule 501(a) under the Securities Act; (iii) it has

such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the Shares, has so evaluated the merits and risks of such investment and is able to bear the economic risk of holding the Shares; and (iv) is not acquiring the Shares as a result of any advertisement, article, notice or other communication published in any media channel or by general solicitation by a person not previously known to Consultant.

(c) Expenses. The Company shall reimburse the Consultant for any reasonable out-of-pocket expenses incurred by the Consultant in relation to Consultant's services provided under this Agreement. Any individual expense in excess of $100 or in excess of $1,000 in the aggregate, shall require the prior written approval of the Company and shall be evidenced by written documentation (including email and text messages) prior to reimbursement. Reimbursement by the Company to the Consultant will be made within thirty (30) days of the Company's receipt of said documentation.

Section 3. Confidential Information

(a) During the Term and for a period of three years thereafter, Consultant shall (i) hold Company's Confidential Information (defined below) in strict trust and confidence and avoid the disclosure or release thereof to any other person or entity by using at least the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, (ii) not use the Confidential Information for any purpose whatsoever except as expressly contemplated under this Agreement, and (iii) not directly or indirectly, copy, reproduce, use, publish, misappropriate, assign, or otherwise transfer or disclose to any person the Confidential Information, other than as permitted pursuant to the terms of this Agreement, regardless of whether such information was actually delivered to Consultant prior to the effective date of this Agreement. The term "Confidential Information", as used herein, shall mean all information, trade secrets, inventions, data, processes, or other records relating to the Company's business, financial affairs or operations, including but not limited to information related to business plans, technology, source code, product or service requirements, customers, pricing, techniques and methods, which is either marked or identified as confidential or which the receiving party knew or reasonably should have known, under the circumstances, was confidential, whether disclosed in any tangible, electronic, visual or other medium. Confidential Information shall also include all information, know-how, trade secrets, data (technical or non-technical) or other confidential information concerning the operations, projects, organization, business or finances of the Company or any third party to which the Company owes a duty of confidentiality, in whatever form, that Consultant learns, generates or acquires in conjunction with the performance of the services pursuant to this Agreement. All files, records, documents, notes, or other items relating to or embodying Confidential Information that may be delivered to Consultant or to which Consultant may be granted access, shall remain the exclusive property of the Company. Consultant shall not disclose to any third parties, including a customer of Company, the existence or terms of this Agreement or of the services provided by Consultant hereunder. Consultant shall direct all inquiries, comments or questions from third parties to the appropriate employee of Company.

(b) Consultant shall not disclose any Confidential Information except to its employees (collectively "Representatives") who need to know such information for the purpose of performing the consulting services contemplated by this Agreement and which persons shall be similarly bound in writing (it being understood that each such Representatives shall be informed by Consultant of the confidential nature of such material and shall be directed to treat such material confidentially in accordance with the terms of this agreement). Consultant agrees to be responsible for any breach of this agreement by any of its Representatives. Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to any act or omission by Consultant; (ii) of which it had independent knowledge without confidentiality restriction prior to disclosure by the Company; (iii) which comes into the possession of Consultant (without confidentiality restriction) in the normal and routine course of its own business from

and through independent, non-confidential sources; or (iv) which is required to be disclosed by Consultant by governmental requirements. If Consultant is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, Consultant shall promptly notify the Company of such request(s) prior to any disclosure so that the Company may seek an appropriate protective order.

(c) Upon the cessation of this Agreement or at any other time, upon request of the Company, the Consultant shall deliver to the Company all correspondence, memoranda, notes, records, reports, plans, product and other designs and compositions, studies, price lists, customer lists and information, customer contracts, financial statements, catalogs, programs, disks, tapes, other papers, as well as any medium on or by which information is stored, received, or made by the Consultant in connection with the Consultant's engagement by the Company, in the Consultant's possession or control, regardless of whether or not such information is Confidential Information.

(d) Failure on the part of the Consultant to abide by this Section 3 shall cause Company irreparable harm for which damages will not be an adequate remedy at law. Accordingly, Company has the right to obtain injunctive to prevent any threatened or actual violations of this section in addition to whatever remedies it may have at law. Consultant expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Company.

Section 4. Indemnification

Consultant agrees to indemnify and hold harmless the Company, its employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Company is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the gross negligence, willful misconduct or material breach of this Agreement by Consultant. The indemnifying party's obligations hereunder shall be conditioned on the following: (i) the indemnified party shall notify the indemnifying party in writing as soon as practicable after its receipt of a claim; (ii) the indemnifying party shall control the defense and all related settlement negotiations, provided, however, that any settlement be made with the consent of the indemnified party or such settlement include as an unconditional term thereof, the giving by the claimant of an unconditional release from all liability in favor of the indemnified party; (iii) the indemnified party shall provide reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, provide assistance in the defense or settlement of the claim. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved for failure to do the foregoing, or delay with so doing, unless the indemnifying party is actually prejudiced by such failure or delay. In addition, the indemnified party may, at its own expense, participate in its defense of any claim.

Company agrees to indemnify and hold harmless the Consultant from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Consultant is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the gross negligence, willful misconduct or material breach of this

Agreement by Company. The indemnifying party's obligations hereunder shall be conditioned on the following: (i) the indemnified party shall notify the indemnifying party in writing as soon as practicable after its receipt of a claim; (ii) the indemnifying party shall control the defense and all related settlement negotiations, provided, however, that any settlement be made with the consent of the indemnified party or such settlement include as an unconditional term thereof, the giving by the claimant of an unconditional release from all liability in favor of the indemnified party; (iii) the indemnified party shall provide reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, provide assistance in the defense or settlement of the claim. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved for failure to do the foregoing, or delay with so doing, unless the indemnifying party is actually prejudiced by such failure or delay. In addition, the indemnified party may, at its own expense, participate in its defense of any claim.

Section 5. Termination

Unless extended by mutual written agreement, the Agreement shall terminate automatically at the end of the Term specified in Section 1. This Agreement may be immediately terminated by the Company at any time upon written notice of such termination to Consultant, provided, however, that in the event the Agreement is terminated prior to the issuance of 5,000,000 Shares of Consulting Fees, the Company shall issue the Consultant such number of Shares as shall equal 5,000,000 less the amount of Shares issued prior to termination in Consulting Fees. Upon any termination of this Agreement, (a) Consultant shall return the Company's Confidential Information in its possession or control and all tangible copies thereof and delete or erase all copies of Confidential Information stored on any electronic media in Consultant's possession or control; (b) Consultant shall fully cooperate with the Company in all matters relating to the winding up of the Consultant's services and the orderly transfer of such matters to any person designated by the Company; (c) Consultant shall cease work on all projects under the Agreement; and (d) Company shall issue any Shares it owes Consultant under Section 1(c). In addition, upon any termination of this Agreement, the Company shall have no further obligation to pay or issue to Consultant any further compensation under this Agreement, or reimburse Consultant for any further expenses hereunder, except for compensation and expense reimbursement amounts due and payable on or before the effective date of such termination. However, the Company shall be responsible to Consultant for compensation arising from any strategic initiatives initiated before the termination, but which is successfully concluded after the termination date. Further, either party shall have the right to terminate this Agreement immediately upon written notice in the event that the other party is in material breach of any obligation under this Agreement, which default is incapable of cure or which, being capable of cure, has not been cured within 30 days after receipt of notice of such default. Sections 3, 4, 5, and 9 shall survive any termination or expiration of this Agreement.

Section 6. Prohibition on Securities Transactions

Consultant acknowledges that it is aware (and that its representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Accordingly, Consultant agrees to comply with such restrictions for so long as it or its representatives possess any material non-public information concerning the Company or the possible business opportunities contemplated herein.

Section 7. Status of Consultant

The Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for on behalf of or represent the Company. This Agreement does not create a partnership or joint venture. Consultant shall be solely responsible for paying any and all federal, state, and local income, withholding, payroll, unemployment compensation, workers compensation, and other taxes that are assessed or otherwise payable by the Consultant in connection with his services under this Agreement, and the Consultant will indemnify and hold harmless the Company from and against any such taxes (and any interest and penalties related thereto). The Consultant shall not have the power to bind the Company, and no employee of the Consultant shall be construed for any purpose to be an employee subject to the control and direction of the Company. In the performance of the Consulting Services, no employee of the Consultant shall represent himself as an officer of, or use the title of any officer of, the Company, but shall represent himself as an independent consultant to the Company.

Section 8 Other Activities of Consultant

The Company recognizes that the Consultant now renders and may continue to render consulting and other services to other companies that may or may not conduct business and activities similar to those of the Company. The Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

Section 9. General Provisions

(a) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

(b) Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

(c) Entire Agreement; Modification and Waivers. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any and all prior arrangements, whether written or oral, between the Company and Consultant relating to the subject matter of this Agreement. The parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(d) Governing Law. The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the state of New York. This Agreement shall be governed by,

and construed and interpreted in accordance with, the internal laws of the state of New York without regard to such state's principles of conflicts of laws.

(e) Arbitration. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a "Claim") shall be submitted to the American Arbitration Association ("AAA"), or its successor, in New York, New York, for final and binding arbitration in front of a panel of three arbitrators with AAA in New York, New York under the AAA Comprehensive Arbitration Rules and Procedures (with each of Consultant and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys' fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The Company and Consultant agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

(f) Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature page were an original thereof.

(h) Due Execution. Each of the Company and Consultant has the requisite corporate power and authority to enter into this letter and to perform the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate action on the part of each of the Company and Consultant and has been duly executed and delivered by the parties and constitutes a legal, valid and binding agreement of each party.

(j) Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid. The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to Consultant:

Jon Bakhshi
23 Hummingbird Drive
East Hills, NY 11576

If to Company:

Skinny Nutritional Corp.
Three Bala Plaza East, Suite 101
Bala Cynwyd, PA 19004
Attn: Michael Salaman, President and CEO

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

CONSULTANT	**SKINNY NUTRITIONAL CORP.**
By: ______________	By: ______________
Name: Jon Bakhshi	Name: Michael Salaman
	Title: President & CEO